January 30, 2003	EXHIBIT 10.1

Mr. Michael A. Micallef, Jr.

6756 Brookhurst Circle

Lake Worth, Florida 33463

Dear Michael:

Marco Community Bank, In Organization (the Bank) offers to retain you as President and Chief Executive Officer. This employment offer contains the terms and provisions of approved by the Board of Directors relative to your joining our organization:

1.	Starting Date.

The starting date of employment will be on or before March 03, 2003.

2.	Compensation.

Base Salary: Marco Community Bank, Marco Island, Florida, will pay you a starting salary of One Hundred Twenty-Thousand ($120,000) dollars per annum. The Bank agrees to a future salary increase of Fifteen-Thousand ($15,000) Dollars after two (2) consecutive quarters of profit.

3.	Signing Bonus.
(a)	You will be paid a total signing bonus of Fifteen –Thousand ($15,000) Dollars Payable as follows:

$5,000 immediately upon commencing employment

$5,000 after twelve (12) months, (Feb. 26, 2004)

$5,000 after twenty-four (24) months, (Feb. 26, 2005)

(b)	Annual Bonus.

Discretionary, based upon accomplishments and bottom-line profitability.

4.	Fringe Benefits.

(a)	Medical Coverage: You are entitled to participate in all medical and health benefit plans through health insurance, medical reimbursement plans or other plans provided by Marco Community Bank for our employees on the same basis as will be provided by The Bank to its other employees.

Until the health insurance plan of the Bank is put in place the Bank agrees to compensate you for one half (50%) of the cost of carrying the insurance coverage thru your previous employer (COBRA).

(b)	Relocation Allowance: We will pay for the transportation of your furniture from West Palm Beach to Collier County. We will pay such expenses directly to you upon satisfactory evidence of such expenditure. The Bank will reimburse you up to a total of Four-Thousand ($4,000) dollars.

(c)	Temporary Housing: Reimbursement for temporary housing shall not exceed Two-Thousand Five Hundred ($2,500) Dollars. The Bank will reimburse for actual expenses, for example; if only $1,300 is utilized the Bank is not liable to expense the remainder.

(d)	Auto Allowance: You will be paid an automobile allowance of Seven-Thousand Five Hundred ($7,500) Dollars per year, payable on a monthly basis of Six-Hundred Twenty-Five ($625) Dollars per month.

(e)	Stock Options.

Upon commencement of your employment with Marco Community Bank, you will be awarded initial Stock Options for Twenty-Five Thousand (25,000) shares of Marco Community Bank Corp. stock at Nine-Dollars ($9.00) per share. The award of the options shall be at the earliest meeting of the Board of Directors. The grant of stock options shall be made strictly in accordance with the terms of the Stock Option Plan and in accordance with the Company’s standard form of Stock Option Agreement.

(f)	Appreciation Rights.

None at this time. To be considered to be awarded at a later date.

(g)	SERP Retirement Plan w BOLI Policy.

Plan designed to supplement key management’s retirement benefits. The cost to the Bank shall not exceed One-Thousand Three Hundred Eighty Nine ($1,389) Dollars per annum ($115.75 per month) to provide you with this benefit.

(h)	Vacation.

Three weeks per year. Additional one week after March 1, 2004, for a total of four weeks per year.

(i)	Title & Responsibilities.

You will serve in the position of President and Chief Executive Officer through election by our Board. In such capacity you shall have the same powers, duties and responsibilities of supervision and management of the Bank usually accorded to the Chief Executive Officer of similar Banks.

In addition, you shall use your best efforts to perform the duties and responsibilities enumerated in this Agreement and any other duties assigned to you by our Board. Specifically, you shall devote your full business time and attention and use your best efforts to accomplish and fulfill the following duties and responsibilities as well as other duties assigned to you from time to time by Marco Community Bank’s Board of Directors.

(i)	Keep the Bank in compliance with government laws and regulations and otherwise keep the Bank in as good a financial and legal posture as possible; and

(ii)	conduct and undertake all other activities, responsibilities and duties normally undertaken and accomplished by the Chief Executive Officer of a Bank similar in scope and operation to our business.

(b)	General Duties: During the term, and except for illness, vacation, period and leaves of absences, you shall devote all of you working time, attention, skill and best efforts to accomplish and faithfully perform all of the duties assigned to you on a full-time basis. You shall, at all times, conduct yourself in a manner that will reflect positively upon the Bank. You shall join and maintain membership in such social and civic organizations as you or we deem appropriate to foster your contacts and business network in the community.

(c)	Policies and Manuals: You agree to comply with the policies and procedures that we adopt and implement from time to time as described in our Employee Manual, including any policies relating to a “drug-free workplace.”

5.	Termination.
(a)	Termination for Good Cause: We may, at anytime, terminate your employment for “good cause.” If we terminate your employment for “good cause”, we shall not be obligated to pay to you any severance. The term “good cause” shall mean any of the following acts committed by you:

(i)	personal dishonesty;
(ii)	incompetence;
(iii)	a pattern of unacceptable behavior;
(iv)	willful misconduct;
(v)	breach of fiduciary duty involving personal profit;
(vi)	intentional failure to perform duties;
(vii)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or any final cease-and-desist order.

(b)	Termination Without “Good Cause”:

The Board of Directors of Marco Community Bank may terminate your employment at any time without prior notice. However, if we terminate your employment for any reason other than for “good cause”, we will pay to you as severance the full portion of the Base Salary we then pay to you for nine (9) months following termination. The amount of this severance shall not be less than Ninety Thousand Dollars ($90,000.)

(c)	Change in Control:

In the event of a Change in Control of the Holding Company or the Bank, defined herein as the sale of more than fifty percent (50%) of the outstanding shares of capital stock of either the Holding Company or the Bank, you will be entitled to terminate your employment, at your option, anytime during the six (6) month period following the effective date of the change in control; and we or our successors will pay you a Termination Payment equal to nine months of your then Annual Base Salary, however not less than Ninety Thousand Dollars ($90,000), which is your original starting annual salary. This Change in Control clause cannot change unless mutually agreed upon by both the employer and employee.

The above referenced termination payment will be made in regular intervals based upon the payroll method of the Bank for each of its employees. This payment method may change only if mutually agreed upon by the employer and employee.

Please acknowledge acceptance of this employment offer by signing this Agreement and sending a copy to my attention: Mr. Robert Marks, Chairman of the Board

Sincerely,

MARCO COMMUNITY BANK

By:	/s/ Robert A. Marks	By:	/s/ Edward T. Skone

	Robert A. Marks Chairman of the Board		Edward T. Skone Organizer & Director

Date: January 30, 2003	Date: January 30, 2003

I have read, understand and accept the above terms and conditions of this Agreement:

/s/ Michael A. Micallef, Jr.	Date:	January 30, 2003

Michael A. Micallef, Jr.

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